Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Third Quarter 2017 Results:
Strengthening Demand Spurs Strong Sales and Profitability Growth

Richmond, Virginia, November 7, 2017...Synalloy Corporation (Nasdaq:SYNL), today announced net sales for the third quarter of 2017 of $54.6 million. This represents an increase of $20.3 million or 59% when compared to net sales for the third quarter of 2016. Excluding the impact from the acquisition of the stainless steel pipe and tube operations of Marcegaglia USA, Inc. (“Bristol Metals-Munhall”), third quarter net sales were up 34% over the same period last year. Sequential quarterly growth in net sales over the second quarter of this year was 6%. Net sales for the first nine months of 2017 were $148.3 million, an increase of $42.8 million or 41% from 2016. Excluding Bristol Metals-Munhall, year to date net sales were up 24%.
For the third quarter of 2017, the Company recorded a net loss from continuing operations of $1.2 million, or $0.14 loss per share compared to a net loss from continuing operations of $2.6 million, or $0.30 loss per share for third quarter 2016. The current quarter was negatively impacted by $2.0 million in inventory price change losses and approximately $300,000 as a result of an increase to the allowance for doubtful accounts and one-time legal expenses. By comparison, the third quarter of last year included inventory price change losses totaling $1.3 million. For the first nine months of 2017, net income from continuing operations was $0.3 million, or $0.04 per share. This compares to a net loss from continuing operations of $5.6 million, or $0.64 loss per share for the first nine months of 2016. Year to date results for 2017 included the previously noted increase to the allowance for doubtful accounts and legal fees, and inventory price change losses totaling $1.3 million. By comparison, year to date 2016 results included inventory price change losses of $5.6 million.
The third quarter and first nine-month periods of 2017 include financial results in the Company's Metals Segment related to the acquisition of Bristol Metals-Munhall, which closed on February 28, 2017, including net sales of $8.7 million and $17.1 million, respectively, operating losses of $0.6 million and $0.3 million, respectively, and pretax acquisition transaction related charges totaling $0.2 million and $1.2 million, respectively.

The Company’s performance utilizing its two non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA, (as defined below), was as follows:

•
Adjusted Net Income for the third quarter of 2017 was $0.9 million, or $0.10 per share, compared to a loss of $0.2 million, or $0.03 loss per share for the third quarter of 2016. For the first nine months of 2017, Adjusted Net Income was $3.1 million, or $0.36 per share, compared to $27,000, or $0.00 per share for the first nine months of 2016.

•
Adjusted EBITDA for the third quarter of 2017 was $3.6 million, 6.5% of sales, compared to $1.5 million, 4.3% of sales, for the third quarter of 2016. For the first nine months of 2017, Adjusted EBITDA was $11.2 million, 7.5% of sales, compared to $6.3 million, 6.0% of sales, for the same period of 2016.

"The Company's financial performance in the third quarter met our expectations," said Craig Bram, President and CEO. "Our target for Adjusted EBITDA for the quarter was $3.9 million, which we achieved before the increase to the allowance for doubtful accounts receivable and the legal fees in the Specialty Chemicals Segment, which combined totaled $0.3 million."
Metals Segment
Metals Segment net sales for the third quarter of 2017 totaled $43.0 million, an increase of $20.7 million or 93% from the third quarter of 2016. Excluding Bristol Metals-Munhall, third quarter net sales were up 54% over the same period last year. Sequential quarterly growth in net sales over the second quarter of this year was 10%. Sales for the first nine months of 2017 were $111.8 million, an increase of $43.5 million or 64% from 2016. Excluding Bristol Metals-Munhall, year to date net sales were up 39%. Each product line in the Metals Segment showed positive sales growth, including sequential quarterly gains, and gains against the prior year’s quarter and on a year to date basis. Sales of seamless carbon pipe and tube were up 4% on a sequential quarterly basis, up 84% over last year’s third quarter and up 74% year to date. Storage tank and vessel sales were up 26% on a sequential quarterly basis, up 69% over last year’s third quarter and up 41% year to date. Stainless steel pipe and tube sales were up 8% on a sequential quarterly basis, up 103% over last year’s third quarter and up 69% year to date. Excluding Bristol Metals-Munhall, sequential quarterly growth for stainless steel pipe and tube was 4%, while sales were up 42% over last year’s third quarter and up 29% year to date.
The backlog for Bristol Metals as of September 30th 2017 was $24 million, with lead times approaching 15 weeks on many product sizes. Palmer’s backlog totaled $17 million.

The Metals Segment's operating loss from continuing operations improved $2.0 million to a loss of $1.3 million for the third quarter of 2017 compared to a loss of $3.2 million for the third quarter of 2016. For the first nine months of 2017, operating income from continuing operations for the Metals Segment increased $8.3 million to an operating profit of $2.7 million compared to a loss of $5.7 million for the same period of 2016. Current year operating results were affected by the following factors:

a)	The addition of Bristol Metals-Munhall operations as noted above.

b)
Nickel prices and resulting surcharges for 304 and 316 alloys experienced a sharp decline in the third quarter when compared to the first half of 2017. Surcharges for both alloys declined by $.13 per pound in the third quarter, generating Metals Segment inventory price change losses of $2.0 million, up from the prior year’s inventory price change losses of $1.3 million. The current quarter’s inventory price change losses more than offset the first six months’ inventory price change gains of $0.7 million, resulting in a year to date inventory price change loss totaling $1.3 million.

c)
Product mix at Bristol Metals showed no net improvement over the first half of 2017. While special alloy shipments as a percentage of total sales at the Bristol facility improved marginally, the decline in shipments of larger diameter pipe (14 inches and up) offset any improvement in alloy mix.

d)	Operating income from both seamless carbon pipe and tube and storage tanks and vessels continued to show solid improvement over the prior year.

e)
A $2,229,000 charge in the third quarter 2016 associated with the book loss on three Metal Segment properties sold as part of the sale-leaseback transaction closed in 2016 with no comparable loss recognized in 2017.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the third quarter of 2017 were $11.6 million, representing a $0.4 million or 4% decrease from the same quarter of 2016. Net sales on a sequential quarterly basis were down 7%. Net sales for the first nine months of 2017 were $36.5 million, down $0.7 million or 2% from 2016 results. Net sales were negatively impacted during the third quarter and first nine months of 2017 by:
a) The loss of a single customer in the second half of 2016 that reduced sales in the first half of 2017 by $2.1 million. There was no impact from this customer loss in the third quarter of this year.
b) The ramp up of our new fire retardant customer at CRI Tolling has not gone as quickly as we had earlier projected. Shipments did commence in the second half of the third quarter and will continue to build into the fourth quarter of this year and the first quarter of 2018. Our agreement calls for an annual volume of 3 million pounds, the run rate, which we now expect to achieve in the first quarter of next year.
c) We experienced some delays in receipt of raw materials coming out of the Houston area following Hurricane Harvey.
Operating income for the Specialty Chemicals Segment for the third quarter of 2017 remained relatively unchanged from the third quarter of 2016 at $1.2 million. Operating income for the Specialty Chemicals Segment for the first nine months of 2017 amounted to $3.8 million, a $0.1 million or 2% increase from the same period for 2016. Operating income in the third quarter and year to date was negatively impacted by an increase to the allowance for doubtful accounts of $227,000 for one customer that became financially unstable during the quarter and $81,000 of legal fees as previously noted. The decrease in operating income was partially offset by a $229,000 charge in the third quarter 2016 associated with the book loss on two Specialty Chemicals Segment properties sold as part of the sale-leaseback transaction closed in 2016 with no comparable loss recognized in 2017.
Other Items
Unallocated corporate expenses for the third quarter of 2017 decreased $0.2 million or 11.8% to $1.5 million (2.7% of sales) compared to $1.7 million (5.0% of sales) for the third quarter of 2016. For the first nine months, unallocated corporate expenses increased $0.1 million or 2.3% to $4.4 million (3.0% of sales) from $4.3 million (4.1% of sales) in the prior year. The third quarter decrease resulted from lower professional fees, recruiting fees, rent expense, shelf registration costs and sale-leaseback closing costs which were incurred in the prior year, partially offset by higher stock compensation expense. In addition to the accounts mentioned earlier, unallocated corporate expenses increased for the first nine months of 2017 due to higher incentive bonus expense.
Acquisition costs for the third quarter of 2017 of $0.2 million (mainly in the Metals Segment cost of sales) and $1.2 million for the first nine months of 2017 ($0.8 million in unallocated SG&A and $0.4 million in Metals Segment cost of sales), resulted from costs associated with the Bristol Metals-Munhall acquisition.
Interest expense was $0.3 million for the third quarters of 2017 and 2016. For the first nine months, interest expense decreased to $0.7 million for 2017 from $0.8 million for 2016.

Due to higher projected sales of small diameter stainless-steel pipe and tube (outside diameter of ten inches or less) for the remainder of the measurement period, the earn-out liability resulting from the acquisition of Bristol Metals-Munhall was increased by $63,000 and $145,000 for the third quarter and first nine months of 2017.
The Company purchased 225,000 shares of a potential acquisition target for $3.8 million during the second quarter of 2017. During the third quarter of 2017, acquisition discussions were stopped and the Company sold all of their holdings, realizing a $0.3 million gain on the investment. As a result of the sale, unrealized gains, net of tax, of $0.4 million were reclassified out of accumulated other comprehensive income ("AOCI") with the realized gain on sale included in other income which reduced the balance of AOCI to zero at September 30, 2017. The Company used the average cost method to determine the realized gain or loss for each transaction.
The effective tax rate was 30% and 28% for the three-month and nine-month periods ended September 30, 2017, respectively. The 2017 effective tax rate was lower than the statutory rate of 34% primarily due to state tax expense and other permanent differences, mainly the manufacturer's exemption. The effective tax rate was 34% and 25% for the three-month and nine-month periods ended September 30, 2016, respectively. The nine-month 2016 effective tax rate was lower than the 34% statutory rate primarily due to state tax expense and a one-time permanent difference reducing the amount of tax benefit of the pre-tax loss for that period.
The Company's cash balance decreased $48,000 to $15,000 as of September 30, 2017 compared to $63,000 at December 31, 2016. Fluctuations during the period were comprised of the following:

a)	On February 28, 2017, the Company completed the acquisition of Bristol Metals-Munhall for $12.0 million. This excludes a $3.0 million deposit made in the prior year;

b)
Net accounts receivable increased $12.3 million at September 30, 2017 when compared to the prior year end, which resulted from a 59% increase in sales for the last two months of the third quarter 2017 compared to the last two months of the fourth quarter 2016. Also, days sales outstanding, calculated using a three-month average basis, decreased by 2 days to 49 days outstanding at the end of the third quarter 2017 from 51 days outstanding at the end of 2016;

c)
Net inventories, excluding the $5.4 million of inventory obtained in the Bristol Metals-Munhall acquisition, increased $4.3 million at September 30, 2017 as compared to year-end 2016. The increase resulted from building Bristol Metals-Munhall inventory from acquisition levels (up $8.1 million), increased inventory for storage tanks to support higher sales activity (up $2.9 million) along with higher Specialty Chemicals inventory (up $2.7 million) due to raw material inventory required for the fire retardant product line along with raw material price increases. These increases were partially offset by lower heavy wall pipe and tube inventory (down $4.6 million) resulting from higher sales levels and lower stainless steel pipe inventory (down $4.8 million) resulting from purchases for a large sales order being made during the fourth quarter of 2016 that was shipped early 2017 combined with lower nickel surcharges in 2017. Inventory turns increased from 1.90 turns at December 31, 2016, calculated on a three-month average basis, to 2.79 turns at September 30, 2017;

d)
Accounts payable increased $8.1 million as of September 30, 2017 from the prior year-end. The significant portion of the increase was for Bristol Metals-Munhall (up $6.7 million) as inventory is being purchased to support sales projections. Payable days outstanding remained at approximately 60 days at the end of the third quarter of 2017 and at December 31, 2016; and

e)	Capital expenditures for the first nine months of 2017 were $3.7 million.
The Company drew $17.9 million against its line of credit during the first nine months of 2017 and had $26.7 million of borrowings outstanding as of September 30, 2017. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. The Company was in compliance with all covenants as of September 30, 2017.
On October 30, 2017, the Company amended its Credit Agreement with its bank to increase the limit of the asset-based revolving line of credit by $20.0 million to a maximum of $65.0 million and extended the maturity date to October 30, 2020. None of the other provisions of the Credit Agreement were changed as a result of this amendment.

At December 31, 2016, the Company recorded $11.0 million in accrued expenses and current assets to reflect the legal liability and corresponding indemnified receivable due from the former shareholders of Palmer. On June 30, 2017, the plaintiff entered into settlement agreements with Palmer/Synalloy and the former shareholders of Palmer, respectively. On August 31, 2017, the former shareholders of Palmer satisfied the financial conditions specified in their settlement agreement with the plaintiff, and the plaintiff filed a Release of Final Judgment with the Court. Because of indemnification terms included in the Stock Purchase Agreement between Synalloy and the former owners of Palmer, neither Synalloy or Palmer contributed to the payments required by the settlement agreements. As a result of the filed Release of Final Judgment the legal liability and corresponding indemnified receivable due from the former shareholders of Palmer were reduced to zero at August 31, 2017.
Outlook
We are holding our Adjusted EBITDA forecast for 2017 at $17 million. The Metals Segment should benefit from higher nickel and WTI prices, improving order activity, and solid backlog. The fire retardant business along with several smaller product additions should provide incremental gains for the Specialty Chemicals Segment over the next several quarters. As previously reported, the Board of Directors has declared a $.13 per share dividend, which was paid on November 6, 2017. We have started our planning activities for 2018 and will provide some guidance in the earnings call later today. We remain optimistic that our end markets continue to improve and that the Company is well positioned for growth in 2018.
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, Inventory Price Changes, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, Manufacturing Variances (See definition in Note 1, item c in the Synalloy Comparative Analysis statement), gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, Inventory Price Changes, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, Manufacturing Variances, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016

Net sales
Metals Segment	$43,023,000	$22,291,000	$111,821,000	$68,331,000
Specialty Chemicals Segment	11,573,000	12,006,000	36,489,000	37,185,000
	$54,596,000	$34,297,000	$148,310,000	$105,516,000
Operating (loss) income
Metals Segment operations	$(1,324,000)	$(1,014,000)	$2,480,000	$(3,435,000)
Gain (loss) on sale-leaseback	60,000	(2,226,000)	180,000	(2,226,000)
Total Metals Segment	(1,264,000)	(3,240,000)	2,660,000	(5,661,000)

Specialty Chemicals Segment operations	1,127,000	1,417,000	3,725,000	3,949,000
Gain (loss) on sale-leaseback	24,000	(229,000)	71,000	(229,000)
Total Specialty Chemicals Segment	1,151,000	1,188,000	3,796,000	3,720,000

Unallocated expense (income)
Unallocated straight line lease cost - sale-leaseback	102,000	—	305,000	—
Corporate	1,453,000	1,713,000	4,408,000	4,335,000
Acquisition costs	37,000	1,000	782,000	76,000
Operating (loss) income	(1,705,000)	(3,766,000)	961,000	(6,352,000)
Interest expense	279,000	273,000	715,000	822,000
Change in fair value of interest rate swap	(8,000)	(115,000)	(33,000)	277,000
Earn-out adjustments	63,000	—	145,000	—
Realized gain on investment	(310,000)	—	(310,000)	—
Other income	(6,000)	—	(6,000)	—

Net (loss) income from continuing operations
before income taxes	(1,723,000)	(3,924,000)	450,000	(7,451,000)
(Benefit from) provision for income taxes	(516,000)	(1,316,000)	125,000	(1,893,000)

Net (loss) income from continuing operations	(1,207,000)	(2,608,000)	325,000	(5,558,000)
Loss from discontinued operations, net of tax	—	—	—	(99,000)

Net (loss) income	$(1,207,000)	$(2,608,000)	$325,000	$(5,657,000)

Other comprehensive loss, net of tax:
Unrealized gains on available for sale securities, net of tax	—	—	366,000	—
Recalssification adjustment for gains included in net
income, net of tax	(366,000)	—	(366,000)	—
Comprehensive (loss) income	$(1,573,000)	$(2,608,000)	$325,000	$(5,657,000)

Net (loss) income per common share from continuing operations
Basic	$(0.14)	$(0.30)	$0.04	$(0.64)
Diluted	$(0.14)	$(0.30)	$0.04	$(0.64)

Net loss per common share from discontinued operations
Basic	$—	$—	$—	$(0.01)
Diluted	$—	$—	$—	$(0.01)

Average shares outstanding
Basic	8,717,000	8,658,000	8,697,000	8,644,000
Diluted	8,717,000	8,658,000	8,714,000	8,644,000

Other data:
Adjusted EBITDA (1)	$3,562,000	$1,477,000	$11,154,000	$6,307,000
(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA three categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material), and 3) Inventory valuation adjustments, including: a) Inventory Price Changes - the calculated value that profits would improve (decline) if metal and alloy pricing indices were neutral period to period, b) Inventory Cost and Aged Inventory Adjustments - value of periodic adjustment to inventory carrying value unrelated to the periodic earnings, and c) Manufacturing Variances - the calculated value to apply favorable (unfavorable) manufacturing absorption in the period actually incurred, rather than through inventory valuation amortization. This treatment shows the real operational impact on earnings of higher or lower manufacturing activity levels.  For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net (Loss) Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) Income to Adjusted EBITDA
	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
Consolidated
Net (loss) income from continuing operations	$(1,207,000)	$(2,608,000)	$325,000	$(5,558,000)
Adjustments:
Interest expense	279,000	273,000	715,000	822,000
Change in fair value of interest rate swap	(8,000)	(115,000)	(33,000)	277,000
Income taxes	(516,000)	(1,316,000)	125,000	(1,893,000)
Depreciation	1,371,000	1,042,000	3,916,000	3,322,000
Amortization	616,000	615,000	1,827,000	1,845,000
EBITDA	535,000	(2,109,000)	6,875,000	(1,185,000)
Inventory Price Change (Gain) Loss	1,978,000	1,255,000	1,259,000	5,556,000
EBITDA after inventory price changes	2,513,000	(854,000)	8,134,000	4,371,000
Inventory Cost Adjustment (See definition in Note 1, item b in
the Synalloy Comparative Analysis statement)	229,000	50,000	58,000	(1,625,000)
Aged Inventory Adjustment (See definition in Note 1, item b in
the Synalloy Comparative Analysis statement)	(12,000)	67,000	49,000	67,000
Acquisition costs	186,000	1,000	1,188,000	76,000
Shelf registration costs	—	4,000	—	145,000
Earn-out adjustments	63,000	—	145,000	—
Manufacturing Variances	667,000	(484,000)	1,229,000	196,000
Realized gain on investment	(310,000)	—	(310,000)	—
Other adjustments	—	—	—	125,000
Stock option / grant costs	156,000	102,000	486,000	292,000
Straight line lease cost - sale-leaseback	102,000	—	305,000	—
(Gain) loss on sale-leaseback	(84,000)	2,557,000	(251,000)	2,557,000
Retention expense	52,000	34,000	121,000	103,000
Adjusted EBITDA	$3,562,000	$1,477,000	$11,154,000	$6,307,000
% sales	6.5%	4.3%	7.5%	6.0%

Metals Segment
Operating (loss) income from continuing operations	$(1,264,000)	$(3,240,000)	$2,660,000	$(5,661,000)
Adjustments:
Depreciation expense	1,013,000	658,000	2,846,000	2,103,000
Amortization expense	610,000	609,000	1,810,000	1,828,000
EBITDA	359,000	(1,973,000)	7,316,000	(1,730,000)
Inventory Price Change (Gain) Loss	2,049,000	1,255,000	1,330,000	5,556,000
EBITDA after inventory price changes	2,408,000	(718,000)	8,646,000	3,826,000
Inventory Cost Adjustment	236,000	50,000	56,000	(1,625,000)
Aged Inventory Adjustment	(14,000)	67,000	86,000	67,000
Acquisition costs	149,000	—	406,000	—
Manufacturing Variances	755,000	(484,000)	1,470,000	196,000
Other adjustments	—	—	—	51,000
Stock option / grant costs	41,000	34,000	126,000	97,000
(Gain) loss on sale-leaseback	(60,000)	2,226,000	(180,000)	2,226,000
Retention expense	52,000	34,000	121,000	103,000
Metals Segment Adjusted EBITDA	$3,567,000	$1,209,000	$10,731,000	$4,941,000
% segment sales	8.3%	5.4%	9.6%	7.2%

Specialty Chemicals Segment
Operating income	$1,151,000	$1,188,000	$3,796,000	$3,720,000
Adjustments:
Depreciation expense	322,000	357,000	952,000	1,136,000
Amortization expense	6,000	6,000	17,000	17,000
EBITDA	1,479,000	1,551,000	4,765,000	4,873,000
Inventory Price Change (Gain) Loss	(71,000)	—	(71,000)	—
EBITDA after inventory price changes	1,408,000	1,551,000	4,694,000	4,873,000
Inventory Cost Adjustment	(7,000)	—	2,000	—
Aged Inventory Adjustment	2,000	—	(37,000)	—
Manufacturing Variances	(88,000)	—	(241,000)	—
Other adjustments	—	—	—	74,000
Stock option / grant costs	21,000	12,000	66,000	31,000
(Gain) loss on sale-leaseback	(24,000)	229,000	(71,000)	229,000
Specialty Chemicals Segment Adjusted EBITDA	$1,312,000	$1,792,000	$4,413,000	$5,207,000
% segment sales	11.3%	14.9%	12.1%	14.0%

Reconciliation of Net (Loss) Income and Earnings Per Share to
Adjusted Net Income (Loss) and Adjusted Earnings per Share

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 30, 2017	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016

(Loss) income from continuing operations before taxes	$(1,723,000)	$(3,924,000)	$450,000	$(7,451,000)

Adjustments:
Inventory Price Change (Gain) Loss	1,978,000	1,255,000	1,259,000	5,556,000
Inventory Cost Adjustment	229,000	50,000	58,000	(1,625,000)
Aged Inventory Adjustment	(12,000)	67,000	49,000	67,000
Acquisition costs	186,000	1,000	1,188,000	76,000
Shelf registration costs	—	4,000	—	145,000
Earn-out adjustments	63,000	—	145,000	—
Manufacturing Variance	667,000	(484,000)	1,229,000	196,000
Realized gain on investment	(310,000)	—	(310,000)	—
Other adjustments	—	—	—	125,000
Stock option / grant costs	156,000	102,000	486,000	292,000
Straight line lease cost - sale-leaseback	102,000	—	305,000	—
Sale-leaseback (gain) loss	(84,000)	2,557,000	(251,000)	2,557,000
Retention expense	52,000	34,000	121,000	103,000

Adjusted income (loss) before income taxes	1,304,000	(338,000)	4,729,000	41,000

Provision for income taxes at 34%	443,000	(115,000)	1,608,000	14,000

Adjusted net income (loss)	$861,000	$(223,000)	$3,121,000	$27,000

Average shares outstanding, as reported
Basic	8,717,000	8,658,000	8,697,000	8,644,000
Diluted	8,717,000	8,658,000	8,714,000	8,644,000

Adjusted net income (loss) per common share
Basic	$0.10	$(0.03)	$0.36	$—
Diluted	$0.10	$(0.03)	$0.36	$—

Condensed Consolidated Balance Sheets
(unaudited)	Sep 30, 2017	Dec 31, 2016

Assets
Cash	$15,000	$63,000
Accounts receivable, net	30,313,000	18,029,000
Inventories, net	70,506,000	60,800,000
Indemnified contingencies	—	11,340,000
Sundry current assets	9,049,000	7,272,000
Total current assets	109,883,000	97,504,000

Property, plant and equipment, net	34,968,000	27,324,000
Goodwill	6,004,000	1,355,000
Intangible assets, net	11,491,000	12,309,000
Other assets	88,000	146,000

Total assets	$162,434,000	$138,638,000

Liabilities and Shareholders' Equity
Accounts payable	$24,769,000	$16,685,000
Accrued expenses	9,780,000	16,087,000
Total current liabilities	34,549,000	32,772,000

Long-term debt	26,723,000	8,804,000
Long-term portion of deferred sale-leaseback gain	6,017,000	6,268,000
Other long-term liabilities	2,334,000	2,201,000
Long-term portion of earn-out liability	3,120,000	—
Shareholders' equity	89,691,000	88,593,000

Total liabilities and shareholders' equity	$162,434,000	$138,638,000

Note: The condensed consolidated balance sheet at December 31, 2016 has been derived from the audited consolidated financial statements at that date.

Reconciliation of Forecasted 2017 Net Income from Continuing Operations to Adjusted EBITDA

(unaudited)	2017 Forecast
Consolidated
Net income from continuing operations	$2,649,000
Adjustments:
Interest expense	880,000
Income taxes	1,188,000
Depreciation	5,504,000
Amortization	2,443,000
EBITDA	12,664,000
Inventory Price Change (Gain) Loss	1,171,000
EBITDA after inventory price changes	13,835,000
Inventory Cost Adjustment	(286,000)
Aged Inventory Adjustment	49,000
Acquisition costs	1,338,000
Earn-out adjustments	210,000
Manufacturing Variances	1,223,000
Realized gain on investment	(310,000)
Stock option / grant costs	643,000
Straight line lease cost - sale-leaseback	407,000
Sale-leaseback gain	(335,000)
Retention expense	155,000
Adjusted EBITDA	$16,929,000
% sales	8.4%

Metals Segment
Operating income from continuing operations	$5,857,000
Adjustments:
Depreciation expense	4,052,000
Amortization expense	2,420,000
EBITDA	12,329,000
Inventory Price Change (Gain) Loss	1,242,000
EBITDA after inventory price changes	13,571,000
Inventory Cost Adjustment	(288,000)
Aged inventory adjustment	86,000
Acquisition costs	556,000
Earn-out adjustments	210,000
Manufacturing Variances	1,223,000
Stock option / grant costs	167,000
Sale-leaseback gain	(240,000)
Retention expense	155,000
Metals Segment Adjusted EBITDA	$15,440,000
% segment sales	10.1%

Specialty Chemicals Segment
Operating income	$5,570,000
Adjustments:
Depreciation expense	1,271,000
Amortization expense	23,000
EBITDA	6,864,000
Inventory Price Change Gain (Loss)	(71,000)
EBITDA after inventory price changes	6,793,000
Inventory Cost Adjustments	2,000
Aged Inventory Adjustment	(37,000)
Stock option / grant costs	88,000
Sale-leaseback gain	(95,000)
Specialty Chemicals Segment Adjusted EBITDA	$6,751,000
% segment sales	13.8%